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                                                                   Exhibit 12.1
                Greater Bay Bancorp Annual Report of Form 10-K
       Statements re Computation of Ratios of Earnings to Fixed Charges

                                                            For the Years Ended December 31,
                                                      --------------------------------------------
                                                        2001     2000     1999     1998     1997
                                                      -------- -------- -------- -------- --------
Income before income taxes........................... $135,533 $144,355 $ 88,581 $ 67,092 $ 54,580
Fixed charges:
 Interest expense....................................  186,232  158,050  106,509   87,395   69,869
 Interest factor of rental expense...................    3,733    2,778    2,493    1,978    1,760
                                                      -------- -------- -------- -------- --------
   Fixed charges.....................................  189,965  160,828  109,002   89,373   71,629
Less: interest expense on deposits...................  132,655  146,269   98,588   78,525   64,675
                                                      -------- -------- -------- -------- --------
   Net fixed charges.................................   57,310   14,559   10,414   10,848    6,954
Earnings, excluding interest on deposits............. $192,843 $158,914 $ 98,995 $ 77,940 $ 61,534
                                                      ======== ======== ======== ======== ========
Ratio of earnings, excluding interest on deposits, to
  net fixed charges(1)...............................    3.36x   10.92x    9.51x    7.18x    8.85x
Earnings, including interest on deposits............. $325,498 $305,183 $197,583 $156,465 $126,209
                                                      ======== ======== ======== ======== ========
Ratio of earnings, including interest on deposits, to
  fixed charges(2)...................................    1.71x    1.90x    1.81x    1.75x    1.76x
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(1)  For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges,
earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest
expense other than interest on deposits, and that portion of rental expense, generally one third,
deemed representative of the interest factor.

(2) For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.

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